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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (date of earliest event reported): SEPTEMBER 5, 2001



                               ECHO BAY MINES LTD.
               (Exact Name of Registrant as Specified in Charter)




INCORPORATED UNDER THE LAWS OF CANADA        1-8542               NONE
   (State or Other Jurisdiction           (Commission       (I.R.S. Employer
         of Incorporation)                File Number)      Identification No.)



     6400 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 1000, ENGLEWOOD, CO 80111-4957
               (Address of principal executive offices, zip code)



       Registrant's telephone number, including area code: (303) 714-8600


                                 NOT APPLICABLE
          Former Name or Former Address if Changed Since Last Report


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ITEM 5.  OTHER EVENTS

PROPOSED CONVERSION OF CAPITAL SECURITIES

On September 5, 2001, Echo Bay Mines Ltd. announced that its Board of Directors had approved the unanimous recommendation of the Independent Committee of Directors proposing the issuance of up to approximately 361.5 million common shares, in exchange for $100 million in principal amount of its capital securities plus accrued and unpaid interest. The capital securities were issued in early 1997 and interest may be deferred for ten consecutive semi-annual periods. The Company first elected to defer interest in March 1998, which has resulted in an accumulated interest obligation that must be met in April 2003. At September 30, 2001, the total principal plus accrued interest will amount to $159.4 million; on April 1, 2003, excluding the semi-annual interest payment then due, the total would be $183.8 million.

The Company has entered into support and lock-up agreements with Franco-Nevada Mining Corporation Limited and Kinross Gold Corporation, which respectively hold approximately 72 percent and 15.8 percent of the capital securities. Each of those companies has agreed to exchange all capital securities owned by it, including any capital securities acquired after the Company's September 5 announcement, on the basis of a ratio which would require the Company to issue up to approximately 361.5 million common shares in addition to the approximate
140.6 million shares presently issued and outstanding, assuming all holders of capital securities elect to exchange. The exchange ratio between the respective aggregate ownership interest of capital security holders and present shareholders is accordingly 72:28. Completion of the exchange transaction with Franco-Nevada and Kinross are subject to certain conditions including (1) 90 percent of the remaining capital security holders agreeing, prior to the Company mailing proxy solicitation materials to its shareholders, to exchange on the same terms as Franco-Nevada and Kinross; (2) consent of the Company's lenders under its syndicated bank loans to the transactions, and (3) receipt of any necessary regulatory approvals.

The share issuance will be presented to shareholders for their consideration, and approval of the transaction will be recommended.

A registration statement relating to these securities has not been filed. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement is filed and becomes effective. This filing shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Certain statements contained in this filing may be forward-looking. Such statements are only predictions and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include the possibility that the requisite number of capital security holders do not agree to exchange their securities, shareholders do not approve the transaction, the transaction does not close, or the Company may be required to modify aspects of the transaction to obtain regulatory approval. For a discussion of other risks related to the Company, refer to the Company's annual report on Form 10-K for the year ended December 31, 2000, which was filed with the Securities and Exchange Commission on April 2, 2001. The Company does not intend to update forward-looking statements.


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EXTENSION OF SYNDICATED BANK FACILITY

On September 10, 2001, Echo Bay announced that its existing syndicated bank debt, which has a balance of $17 million after a $2 million repayment on September 5, 2001, has been extended to October 5, 2001. The Company anticipates that it will finalize the terms of a refinancing with the current syndicate on or before that date.

The statement contained in this filing as to finalizing the terms of debt refinancing is only a prediction. There is always the possibility the refinancing may not be finalized as or when anticipated.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)   Exhibits

            10.1 Letter Agreement dated September 5, 2001, between Franco-Nevada Mining Corporation Limited and
                  Echo Bay Mines, Ltd.

            10.2 Letter Agreement dated September 5, 2001, between Kinross Gold Corporation and Echo Bay Mines, Ltd.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          ECHO BAY MINES LTD.
                                          (Registrant)



Date:  September 12, 2001                 By: /s/ DAVID A. OTTEWELL
                                             ----------------------------------
                                             David A. Ottewell
                                             Controller


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